April 13, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on March 15, 2010 to be filed by our former client, PrismOne Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm, except that we were not made aware that we were dismissed until March 31, 2010.

Very truly yours,

/s/ Cross, Fernandez & Riley, LLP
Cross, Fernandez & Riley, LLP

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801-3421 • 407-841-6930
525 Pope Avenue NW • Winter Haven, FL 33881 • 863-299-5638
2907 W. Bay to Bay Blvd., Suite 202 • Tampa, FL 33629 • 813-414-0121
Fax: 407-841-6347 • www.cfrcpa.com